Exhibit 99.2

SANUWAVE HEALTH INC.

CONFERENCE CALL TO DISCUSS 2012 FINANCIAL RESULTS

AND 2013 BUSINESS OBJECTIVES

Wednesday, March 27, 2013

10:00 a.m. Eastern Time

Operator

Welcome to the SANUWAVE Health Inc.’s 2012 financial results and 2013 business objectives conference call. At this time, all participants are in listen only mode. Following management’s prepared remarks we’ll hold a Q&A session. To ask a question please press star followed by one on your touchtone phone.

If anyone has difficulty hearing the conference please press star zero for operator assistance. As a reminder, this conference is being recorded. I would now like to turn the conference over to Barry Jenkins, please go ahead.

Barry Jenkins

Good morning, this is Barry Jenkins, Chief Financial Officer and COO with SANUWAVE. Thank you all for participating in today’s call.

Yesterday afternoon, SANUWAVE announced our 2012 financial results and provided a business update. If you have not received this news release or would like to be added to the Company’s distribution list, please call SANUWAVE at (678) 578-0103 or go to the Investor Relations section of our website at www.sanuwave.com

Before we begin, I would like to caution that comments made during this conference call by management will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of SANUWAVE.

I encourage you to review the Company’s filings with the Securities and Exchange Commission including, without limitation, our Forms 10-K and 10-Q, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Furthermore, the content of this conference call contains time-sensitive information that is accurate only as of the date of the live broadcast, March 27, 2013. SANUWAVE undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

With that said, I would like to turn the call over to our new Chief Executive Officer, Joseph Chiarelli.

Joe Chiarelli

Good morning everyone, and thank you for joining us.

I joined Sanuwave about one month ago and after immersing myself in the details and the science, have concluded that its potential is substantial both within and outside healthcare and that our current team can start the realization of that potential.

When the opportunity first presented itself, I researched the technology and reviewed the PIII trial for the treatment of diabetic foot ulcers. First, I found that the technology works and is exciting - potentially a game changer in many areas. In addition, in my opinion, the results of the PIII trial were impressive at >90% closure at 12 weeks and we have the ability to meet the FDA’s criteria for closure. Since the companies devices are already approved for many procedures, existing marketing/licensing/joint venture opportunities are substantial. Finally, there’s a strong team with excellent experience and knowledge. So, the details have meshed with my initial research and impressions and I am determined that we will move Sanuwave and its propriety shockwave technology forward in a disciplined and rational fashion.

As you have already seen in our press release, our strategy is to reposition and refocus the company. We are repositioning Sanuwave to take advantage of our 33 patents/patents pending/patents applied for shock wave technology in healthcare and multiple other industries. We are simultaneously refocusing the company to realize the potential of the devices which are already approved for wound care and regenerative medicine – two in Europe, Canada, Asia, and the Pacific Rim, and our legacy device in the US.

Our Corporate Goals:

●	Satisfy unmet needs within and outside healthcare using our propriety shockwave technology

●	Select and conduct the appropriate business models to maximize the short and long term return to current shareholders

We have repositioned and refocused the company to move us on the path of meeting these goals by adding experience and focus to the management team.

I’ll now turn the call over to Barry Jenkins, our Chief Financial Officer, to quickly review the highlights of the financial results for the year. Once that’s finished, I’ll review our 2013 Business Objectives.

Barry Jenkins

For the year we maintained our sales, increased our margins and, most importantly, significantly reduced our expenses.

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Revenue for 2012 was $769,000, a decrease of 4%. Gross profit as a percentage of revenue was 71%, up four basis points from last year. The slight decrease in revenue was due to the impact of the European economic downturn on our largest distributors. The improvement in our operating margin was due to increased sales of our higher margin applicators as there were more devices in use in 2012 as compared with the prior year.

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Total operating expenses decreased by 29%, or $2.7 million, to $6.6 million for 2012. We implemented significant cost saving measures in 2012 - reducing our headcount from 28 employees at the end of 2011 to 10 employees at the end of 2012. We also reduced 2012 expenses for clinical results analysis, consulting and legal.

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As a result, net loss for the year decreased by $3.8 million, or 37%, to $6.4 million from a $10.2 million loss last year. The net loss for 2012 was ($0.30) per share as compared with a net loss of ($0.52) per share last year.

For 2012, net cash used by operating activities was $4.3 million, which was 51% less than the prior year’s use of $8.8 million. This decrease in the use of cash for operating activities was due to the reductions in headcount, operating expenses and clinical expenses discussed earlier.

Most importantly, we reduced the monthly cash burn-rate from $736,000 per month for 2011 to $358,000 per month in 2012. We currently project our cash burn-rate from operations to be approximately $350,000 per month. We expect this to increase on average by $100,000 to $200,000 per month for the supplemental dermaPACE clinical trial expenses.

As of December 31, 2012, we had cash on hand of $70,000. In late 2012, we worked with select accredited investors to raise capital through the issuance of Senior Secured Convertible Promissory Notes. Through December 31, 2012, we received subscriptions in the aggregate principal amount of $430,000. In 2013, we received an additional $1,570,000 in subscriptions for the Notes and completed the offering on March 8, 2013 and issued the $2.0 million in notes.

We have engaged financial advisors to identify the opportunities for a capital raise to fund ongoing dermaPACE clinical work and provide working capital.

Now, let me turn the call back to Joe Chiarelli for a business update.

Joe Chiarelli

2013 Objectives

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Complete patient enrollment of the Supplemental Trial to obtain FDA approval for the use of the dermaPACE device to treat diabetic foot ulcers. The FDA has approved the protocols for our Supplemental Trial which should begin enrollment in 2Q13.

●	Expand our distribution network in Europe, Asia, and the Pacific for the two approved devices – dermaPACE and OrthoPACE.

●	Identify opportunities for the use of our patented shockwave technology in other areas of regenerative medicine, in other areas of healthcare, and in industries outside of healthcare

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Begin discussions with companies and individuals to develop the appropriate channels and business models that can initiate our technology in those areas which can provide a satisfactory return to our shareholders based on risks taken.

To put the above in perspective, I want to introduce the rest of the management team who will briefly discuss what we are seeking to achieve in their areas.

First I would like to introduce the newest member of our team, Joel Batts, our VP of Clinical Affairs. Joel joined us after the completion of the pivotal dermPACE trial from Wright medical, where he led several clinical trials in wound care and orthopedics. Joel has been instrumental in the enhancements for the supplemental clinical trial.

Joel Batts

I have been involved in clinical trial development and execution for 16 years, 13 of which pertain to FDA-regulated studies such as the dermaPACE trial.  This experience primarily spans orthopaedic and wound care trials, the most recent being conducted as part of my responsibilities overseeing Wright Medical’s clinical program.

In my experience, there are 2 keys to successfully navigating these studies: the first is obtaining agreement with FDA on a well-defined protocol; the second is selecting sites that are excited about studying the technology and have a demonstrated track-record of completing studies.  Regarding the first key, extensive interactions with the FDA have led to SANUWAVE’s well-defined study protocol for our supplemental trial in which we have credit from the positive treatment effect observed in the original trial.  In addition, the protocol for the supplemental trial doubles the number of device treatments with these additional treatments administered between weeks 4 and 10.  We selected this timeframe based on thorough wound trajectory analysis developed from original trial data, as well as other studies.  We believe these additional treatments will increase the between-group difference in complete wound closure in favor of dermaPACE under the study success definition.

Regarding site selection, we have performed a high level of due diligence to select optimal sites.  These diligence efforts have led to completing negotiations with 15 qualified clinical study sites and we are now in the final stages of qualifying and contracting additional sites to reach our goal of 20 sites by the time of enrollment of the first patient. As a result, we remain on track for a Q2 first enrollment.

Joe Chiarelli

We are very excited about the start of the dermaPACE trial. We are also continuing to work for regulatory approval for our devices in other countries outside the United States. Pete Stegagno is our VP of Operations and Regulatory. In addition to interacting with the FDA, Pete manages all our international device registrations. Prior to working at SANUWAVE, Pete was VP of Regulatory and Quality for Elekta, the manufacturer of the Gamma Knife for radio surgery.

Pete Stegagno

Both the dermaPACE and orthoPACE devices are CE Marked in Europe. dermaPACE is approved in Canada and, just this month, received approval for sale and distribution in Australia. I just returned from Australia, having completed device training of our new distribution partner there, Aurora BioScience. They have generated an early buzz in the Australia wound care market. I spent one week visiting hospitals and key opinion leaders there, all of whom are looking for advanced modalities to treat chronic wounds. They exhibited genuine interest in dermaPACE and the wound area reduction results from our completed clinical trial. In addition, Aurora BioScience has an established network of significant contacts throughout the Asia/Pacific medical device market and we fully intend to leverage this network for future device approval opportunities. In the meantime, we are completing submissions for device approvals in other Asian countries. We have initiated discussions with a number of parties for European distribution and are confident that a meaningful partnership will be forthcoming during 2013.

Joe Chiarelli

It is exciting to see the expansion of the product line around the world. Next I would like to have Iulian Cioanta, our VP of Research and Development, discuss a few of the projects we are working on which demonstrate how our shock wave technology can be utilized outside regenerative medicine areas and into non-medical uses. Iulian is very well qualified for working with our technology as he has a Ph.D. from Duke University in shock wave technology. He has been working with SANUWAVE further developing our patent portfolio and know-how for six years after coming to us from Cordis Endovascular, a division of Johnson and Johnson.

Iulian Cioanta

Outside of healthcare, we believe there are many exciting opportunities for our high-energy, acoustic shock waves, which will introduce our technology platform in non-medical fields.

Along these lines, shock waves can be used to clean, in a very energy efficient manner, contaminated fluids. This includes killing bacteria, viruses and other harmful micro-organisms or speeding-up separation of impurities and sediments. These effects provide opportunities for our technology from cleaning industrial and municipal water to cleaning or sterilization of various foods such as milk, natural juices, meat, etc. We are very excited about our preliminary experimental results in cleaning waters. They clearly show that our technology is accelerating the separation process of different contaminants and can be easily incorporated into existing infrastructure.

Shock waves can also be used for improved oil recovery, known as IOR, as a supplement or in combination with existing fracking technology, for increased efficiency and reduced environmental impact.

Even more, our technology can be applied for enhanced oil recovery, or EOR, as a tertiary method for oil recovery from dried-out oil fields, based on the changes in oil flow characteristics, and as a result of shock wave stimulation.

Finally, we believe that the high-energy, acoustic pressure shock waves can clean debris and biofilms from plugged pipes, so commonly seen in the energy industry, food industry and water management. This can reduce or eliminate down-times during maintenance of existing infrastructure.

These non-medical applications are covered by our extended patent portfolio, which provides protection for our technology in these new fields. Through selective partnership and licensing and based on our expertise, this year, SANUWAVE intends to start the implementation work of these novel applications of our shock waves technology.

Joe Chiarelli

We would not be talking with you today with the anticipation of confidently moving forward if it were not for the outstanding support of our current shareholders. Their willingness to provide bridge financing and provide support to the team has positioned us to demonstrate that we can obtain FDA approval for the dermaPACE and expand the use of shock wave technology within healthcare and in other industries.

I will stop here and the team is more than happy to answer any questions that you may have – as long as it’s information that is already public.

I will now open up the call for your questions.